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                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-33093


                  PROSPECTUS SUPPLEMENT DATED SEPTEMBER 3, 1998
                                       to
                         Prospectus Dated August 7, 1997

                                  5,920 SHARES

                               CISCO SYSTEMS, INC.

                                  COMMON STOCK
                          ($0.001 PAR VALUE PER SHARE)

     This Prospectus Supplement supplements the Prospectus dated August 7, 1997 (the "Prospectus") of Cisco Systems, Inc. (the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of 5,920 shares of Common Stock, $0.001 par value, of the Company (the "Common Stock") who received such shares in connection with the acquisition of Skystone Systems Corporation ("Skystone"), by and through the acquisition of the common stock and options to purchase common stock of Skystone whereby Skystone became a wholly-owned subsidiary of the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

     Furneaux & Company, a Selling Shareholder in the Prospectus has distributed 5,920 of its shares to the people listed in the table below, which people were not specifically named in the Prospectus. The following table provides certain information with respect to the number of shares of Common Stock beneficially to be owned by such shareholders, the percentage of outstanding shares of Common Stock of the Company this represents and the number of shares of Common Stock to be registered for sale hereby. The table of Selling Shareholders in the Prospectus is hereby amended to include the following shareholders as Selling
Shareholders:



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
                                                                                          Number of
                                                                                            Shares
                                           Number of Shares         Percent of            Registered
                                             Beneficially           Outstanding            for Sale
Name of Selling Shareholder                     Owned                 Shares               Hereby(1)
----------------------------------------------------------------------------------------------------
James H. Furneaux(2)                            3,552                    *                  3,552

David A. Furneaux                               2,368                    *                  2,368

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* Represents beneficial ownership of less than 1%.


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(1)  This registration Statement shall also cover any additional shares of
     Common Stock which become issuable in connection with the Shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.

(2) Subsequent to the date of this Prospectus, 250 shares held by James H. Furneaux may be gifted to Lazarus House.